Filed pursuant to Rules 424(b)(2) and 424(b)(8)
Registration Statement No. 333-158199-10
August 2, 2011

Pricing Supplement Addendum No. 39 dated August 2, 2011
To Pricing Supplement No. ETN-2/A dated May 11, 2010,
Prospectus Supplement dated March 25, 2009,
and Prospectus dated March 25, 2009

Financial Products	Exchange Traded Notes due April 20, 2020 Linked to the Cushing 30® MLP Index (“ETNs”)

Issuer:	Credit Suisse AG, acting through its Nassau Branch
CUSIP/ISIN:	22542D852/US22542D8526
NYSE Arca Ticker Symbol:	MLPN
Aggregate Offering Price of ETNs:	$5,000,100
Public Offering Price per ETN:	$23.81
Principal Amount of ETNs:	$4,200,000
Principal Amount per ETN:	$20.00
Trade Date:	August 2, 2011
Settlement Date:	August 5, 2011
Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer
Proceeds to Issuer:	100.00% of the Aggregate Offering Price
Agent’s Discount and Commission:

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN pertaining to the ETNs please see the section entitled “Supplemental Plan pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-14 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse